Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, NW | Washington, DC 20037-1122 | tel 202.663.8000 | fax 202.663.8007

May 8, 2012

Federal Realty Investment Trust

1626 East Jefferson Street

Rockville, Maryland 20852

Ladies and Gentlemen:

We are acting as counsel for Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), in connection with the issuance and sale, from time to time, of up to $300,000,000 aggregate offering price of common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), of the Company, all of which are authorized but heretofore unissued shares to be offered and sold by the Company (the “Shares”) pursuant to the Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and related prospectus dated May 8, 2012 as supplemented by the prospectus supplement dated May 8, 2012 relating to the offer and sale of the Shares (as so supplemented, the “Prospectus”).

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for this opinion. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Trustees of the Company, will be validly issued, fully paid and nonassessable.

This opinion is limited to matters governed by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP